EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 ( File Nos.333-39642, 333-68032 and 333-81334), Form S-4(File No. 333-106932) and Form S-8(File Nos.333-62891, 333-63430, 333-76254, 333-86161, 333-100814, 333-104601 and 333-113512) of Amkor Technology, Inc. of our report dated March 29, 2005, except for the restatement described in Note 1 to the consolidated financial statements and the matter described in the fifth and sixth paragraphs of Management’s Report on Internal Control Over Financial Reporting, as to which the date is June 6, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 6, 2005